Exhibit 99.2

American Eagle Outfitters, Inc.
November 2009

Recorded Sales Commentary dated December 3, 2009

Good morning and welcome to the American Eagle Outfitters November 2009 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Total sales for the four weeks ended November 28, 2009 decreased 1% to $270.6 million compared to $272.8 million for the four weeks ended November 29, 2008. Consolidated comparable store sales declined 2%, compared to an 11% decrease for the same period last year.

Within the AE brand, business improved as the month progressed. We were pleased with sales over Thanksgiving weekend, which delivered a comp increase of 3%, on reduced promotional activity compared to last year. Our planned events, including the $20 hoodie promo, were highly effective, driving increased traffic and a higher conversion rate.

Overall for the month, traffic remained choppy, yet customers responded well to the holiday assortment, leading to our best-ever November conversion rate. This resulted in an increase in average transaction counts. The average unit retail price declined in the high-single digits, reflecting planned value pricing. Markdowns were well controlled, leading to an increase in the merchandise margin in November.

AE women's comps decreased slightly, and men's declined in the mid-single digits. The best performing categories were men's and women's denim, woven shirts, graphic tees, fleece and jewelry. Underperforming areas included outerwear, men's sweaters, women's pants and handbags.

AEO direct sales declined 9% in November. However, Thanksgiving weekend, which is not included in November sales, was strong, with sales increasing in the high-teens.

We remain comfortable with our fourth quarter inventory position, with increases weighted in strong performing businesses, including denim and woven shirts. Consistent with November, we expect fourth quarter markdowns to decline compared to last year. Our current fourth quarter EPS expectation is $0.29 to $0.32. This excludes potential investment security and store impairment charges.

We will report December sales on Thursday, January 7th. Thank you for your continued interest in American Eagle Outfitters and have a Happy Holiday Season.